Exhibit 99.11

1950 University Avenue, Suite 200, East Palo Alto, CA 94303
Tel: 650 838-1300	Fax: 650 838-1370
Piper Jaffray & Co. Since 1895. Member SIPC and NYSE.

May 24, 2007

Board of Directors

Sipex Corporation

233 South Hillview Drive

Milpitas, CA 65035

Re:	Registration Statement on Form S-4 of Exar Corporation

Members of the Board:

Attached is our opinion letter dated May 7, 2007. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in our opinion letter. This opinion is directed to and is for the benefit of the Board of Directors of the Company in connection with its consideration of the Merger, and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger or the Agreement. The opinion is not to be published or otherwise used, nor shall any public references to us be made, without our prior written approval. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our firm under the captions “Summary—Opinion of Sipex’s Financial Advisor”, “The Merger—Background of the Merger”, “The Merger—Recommendation of Sipex’s Board of Directors; Additional Considerations of Sipex’s Board of Directors”, and “The Merger—Opinion of Sipex’s Financial Advisor” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ PIPER JAFFRAY & CO.

PIPER JAFFRAY & CO.